[BKD, LLP LETTERHEAD]


Audit Committee of the
  Board of Directors
Community First Bancorp, Inc.
Madisonville, Kentucky


We consent to the incorporation by reference in the registration statement of Community First Bancorp, Inc. on Form S-8 of our report dated February 26, 2004, on our audits of the consolidated financial statements and financial statement schedules of Community First Bancorp, Inc. as of December 31, 2003 and for the years ended December 31, 2003 and 2002, which report is included in the Annual Report on Form 10-KSB, for the year ended December 31, 2003.

                                                     /s/ BKD, LLP



June 9, 2004